EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Members
EGS Electrical Group, LLC:
We consent to the incorporation by reference in the registration statements (No. 333-68650) on Form S-4 and (Nos. 33-24043, 333-29843, 333-29851, 333-29855, 333-61766, 333-69250, 33369252, 333-70245, 333-82645, 333-82647, 333-106897, 333-109112, 333-139351, 333-139352 and 333-186817) on Form S-8 of SPX Corporation of our report dated January 22, 2014, with respect to the consolidated balance sheet as of September 30, 2013 and the related consolidated statements of comprehensive income, members' equity and comprehensive income, and cash flows of EGS Electrical Group, LLC and subsidiaries for the year then ended, which report appears in the December 31, 2015 annual report on Form 10-K of SPX Corporation.
/s/ KPMG LLP
Chicago, Illinois February 26, 2016